Exhibit 5.1

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March 13, 2017 T-Mobile USA, Inc. 12920 SE 38th Street Bellevue, WA 98006	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration No. 333-210920; T-Mobile USA, Inc., Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to T-Mobile US, Inc., a Delaware corporation (“Parent”) and T-Mobile USA, Inc., a Delaware corporation (“T-Mobile” and together with Parent, the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Commission on April 25, 2016 (Registration No. 333-210920) (as so filed and as amended, the “Registration Statement”), which adds VoiceStream Pittsburgh LLC, a Delaware limited liability company (the “Guarantor”), as a co-registrant to the Registration Statement and to register the guarantees (the “Guarantees”) by the Guarantor of the debt securities issued by the Company (the “Debt Securities”) pursuant to that certain Indenture, dated as of April 28, 2013, as supplemented (the “Indenture”), among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

You have provided us with a draft of the Registration Statement in the form in which it will be filed with the Commission. The Registration Statement includes a form of prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining

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to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than as expressly stated herein with respect to the enforceability of the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Limited Liability Company Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when (i) the specific terms of the Guarantees of a particular Debt Security and such Debt Security have been duly established in accordance with the Indenture, (ii) the Guarantees have been authorized by all necessary limited liability company action of the Guarantor and such Debt Security has been authorized by all corporate action of T-Mobile, (iii) such Guarantees have been duly executed, issued and delivered in accordance with the Indenture and in the manner contemplated by the Registration Statement, the Prospectus and/or the applicable Prospectus Supplement and by such limited liability company action, and (iv) such Debt Security has been duly executed, authenticated, issued and delivered against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement, the Prospectus and/or the applicable Prospectus Supplement and by such corporate action, then such Guarantees will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Base

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Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Debt Securities and Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Guarantor, (b) that the Guarantees constitute legally valid and binding obligations of the parties thereto other than the Guarantor, enforceable against it in accordance with their respective terms, and (c) that the status of the Guarantees as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP